Exhibit 99(a)
CERTIFICATION
     I, John G. Stumpf, the Chief Executive Officer of Wells Fargo & Company (the “Company”), certify, based on my knowledge, that:
     (i) The standard referred to in paragraph (i) of the model certification (the “Model Certification”) set forth in the U.S. Department of the Treasury’s Interim Final Rule, 31 C.F.R. Part 30, as amended, under section 111 of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), was not required to be met by the Company;
     (ii) The standard referred to in paragraph (ii) of the Model Certification was not required to be met by the Company;
     (iii) The standard referred to in paragraph (iii) of the Model Certification was not required to be met by the Company;
     (iv) The standard referred to in paragraph (iv) of the Model Certification was not required to be met by the Company;
     (v) The standard referred to in paragraph (v) of the Model Certification was not required to be met by the Company;
     (vi) The Company has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (“bonus payments”), of the senior executive officers (the “SEOs”) and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during the period beginning on June 15, 2009 and ending on December 23, 2009 if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
     (vii) The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009 and ending on December 23, 2009;
     (viii) The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending on December 23, 2009;
     (ix) The board of directors of the Company has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy has been provided to the U.S. Department of the Treasury (“Treasury”) and its primary regulatory agency; the Company and its employees have complied with this policy during the period beginning on September 14, 2009 and ending on December 23, 2009; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;
     (x) The standard referred to in paragraph (x) of the Model Certification was not required to be met by the Company;
     (xi) The Company will disclose the amount, nature, and justification for the offering during the Company’s fiscal year 2009 of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);
     (xii) The Company will disclose whether the Company, the board of directors of the Company, or the compensation committee of the Company has engaged during the fiscal year 2009 a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
     (xiii) The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on June 15, 2009 and ending on December 23, 2009
     (xiv) The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;
     (xv) The Company will submit to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and
     (xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001).
Date: February 26, 2010

/s/ JOHN G. STUMPF
John G. Stumpf
Chairman, President and Chief Executive Officer